Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Walter R. Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2016 RESULTS

Houston, Texas – November 16, 2016 – Geospace Technologies (NASDAQ: GEOS) today announced a net loss of $46.0 million, or $3.52 per diluted share, on revenue of $62.1 million for its fiscal year ended September 30, 2016. This compares with a net loss of $32.6 million, or $2.51 per diluted share, on revenue of $84.9 million for the prior year.

For the fourth quarter ended September 30, 2016, the company recorded revenue of $16.3 million and a net loss of $12.3 million, or $0.94 per diluted share. For the comparable period last year, the company recorded revenue of $16.0 million and a net loss of $13.5 million, or $1.03 per diluted share.

Walter R. (“Rick”) Wheeler, Geospace Technologies’ President and CEO said, “Revenue in the fourth quarter of fiscal year 2016 declined 8% sequentially from the third quarter, and was up by 2% in comparison with the fourth quarter of last year. For fiscal year 2016, our revenue declined 27%, marking the third consecutive year of declining revenue as market conditions in our seismic business segment worsened despite some strengthening of crude oil prices since the beginning of the calendar year. While lower revenue contributed to our fiscal year 2016 net loss of $46.0 million, several other factors contributed to this record loss. Due to already high inventory levels for most products, our factory activities have been running at a bare minimum and, as a result, we have not been able to absorb most of our fixed factory overhead costs. These fixed costs combined with impairment charges and depreciation expenses from our underutilized rental equipment fleet have more than offset the gross profits generated from substantially lower revenue. Other factors include a $1.0 million charge for termination costs associated with our cost reduction program, a $7.7 million valuation allowance against our U.S. and Canadian deferred tax assets, and $10.6 million of inventory obsolescence expenses associated with products considered to be impaired due to current market conditions. Through our continuous efforts to control costs, we were able to soften these losses by reducing operating expenses while simultaneously preserving and maintaining our core research and development activities targeted at both new and existing products.”

“At the end of fiscal year 2016, our traditional seismic exploration product revenue was just $13.3 million. This represents a reduction of 56% from last year’s revenue and sets a historic low for these products. This stark decline distinctly emphasizes the extent to which global seismic exploration activities have diminished during the year. For the most part, our seismic customers operating in both land and marine environments have ample supplies of these products already deployed with field crews or available at their warehouses. To the extent that seismic exploration activities may increase in the future and more of these products are consumed, we would expect demand for them to correspondingly increase.”

“Fiscal year 2016 revenue generated from our wireless seismic products was $18.4 million, reflecting a decline of $6.7 million or 27%. A large portion of our wireless seismic revenue resulted from a previously announced rental contract with an international seismic contractor utilizing 5,000 stations of our ocean bottom OBX marine nodal system. This rental contract, signed in October 2015, is anticipated to continue through our first quarter of fiscal year 2017. Sales and rentals of our land based GSX wireless system faced an escalation of the industry challenges seen last year. We sold approximately 4,600 additional GSX channels during fiscal year 2016 compared to approximately 7,000 channels sold last year. We believe these wireless products continue to be the preferred equipment of choice for most seismic contractors. However, similar to our traditional products, most seismic contractors have sufficient quantities of recording equipment to serve their existing project needs in the current market environment.”

“Our reservoir seismic products generated revenue of $2.1 million in fiscal year 2016. This is a 61% reduction in revenue compared to fiscal year 2015 and a decline of 98% from fiscal year 2014. Fiscal year 2016 was the second consecutive year wherein we had no contracts for the manufacture and delivery of permanent reservoir monitoring (PRM) systems. As such, revenue for this segment in fiscal year 2016 was comprised primarily of engineering support services and small sales and rentals of seismic borehole tools, including repairs and replacement parts. Although we responded to tenders for PRM systems in fiscal year 2016, none of these contracts were awarded within the industry. And while we are having discussions with clients for potential future PRM systems, we nonetheless do not anticipate a PRM system contract to manifest in fiscal year 2017.”

“Despite the fact that each of our seismic product segments exhibited considerably lower revenue in fiscal year 2016 compared to last year, our non-seismic products experienced considerable growth. Non-seismic product revenue reached $27.7 million in fiscal year 2016, an increase of about $4.0 million, or 17%. While revenue from our imaging products remained relatively flat compared to last year, our industrial products, which include sensors used for non-seismic applications, water meter connectors and cables and offshore cables, saw revenue increase by 36%. To the extent that municipalities continue expanding the infrastructure for automated electronic water meters, we expect this portion of the industrial product segment to further grow, even though there is some seasonality to orders for these products. We also believe there are additional opportunities in fiscal year 2017 for us to provide other innovative products into our non-seismic market that will further enhance its growth.”

“Fiscal year 2016 saw demand for our seismic products fall to unprecedented low levels. Throughout the year, oil and gas companies continually revised capital budgets further downward, and in many cases, seismic exploration activities seem to have been disproportionately impacted by these cuts. As direct evidence of this, the count of active seismic marine vessels and land crews alike has dramatically diminished from that of prior years. By all indications, fiscal year 2017 is likely to see a continuation of these circumstances. Although some statistics change from one month to the next, most energy agencies and independent analysts do not believe a balance in oil supply and demand will be achieved in the near term, and this will perpetuate low oil and gas commodity prices and volatility. Likewise, seismic exploration investment by oil and gas companies will likely remain minimal in the near term. Meanwhile, producing fields will continue to decline, and depleted reserves will remain unreplaced without new finds. In the longer term perspective, this is not sustainable and a resumption of seismic exploration and reservoir monitoring will be necessary to address the deficits that result from this paralysis. Our products are designed to bring real innovation and value to our customers and the seismic industry as a whole, and we believe we are well positioned to continue in this tradition when the industry recovers. Our strong balance sheet reflects $37.8 million of cash and short term investments, and along with $29.6 million of availability under our line of credit, our total liquidity tops $67 million. By prudently managing our costs and focusing on our customers’ success and the products they need and deserve, we are prepared for an industry recovery that will inevitably occur.”

Conference Call Information

Geospace Technologies will host a conference call to review its review its fiscal year 2016 full year financial results on November 17, 2016, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (888) 632-3382 (US) or (785) 424-1677 (International). Please reference the conference ID: GEOSQ416 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, and imaging equipment.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenue, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	THREE MONTHS ENDED		YEAR ENDED
	September 30, 2016	September 30, 2015	2016	2015
Revenue:
Products	$12,078	$14,928	$46,530	$73,691
Rental equipment	4,236	1,080	15,530	11,176

Total revenue	16,314	16,008	62,060	84,867

Cost of revenue:
Products	17,356	20,750	63,608	79,998
Rental equipment	4,425	4,547	17,815	16,069

Total cost of revenue	21,781	25,297	81,423	96,067

Gross profit (loss)	(5,467)	(9,289)	(19,363)	(11,200)
Operating expenses:
Selling, general and administrative expenses	5,217	5,380	21,533	22,671
Research and development expenses	3,295	4,138	13,851	14,694
Goodwill impairment expense	—	1,843	—	1,843
Bad debt expense	837	1,017	763	2,147

Total operating expenses	9,349	12,378	36,147	41,355

Loss from operations	(14,816)	(21,667)	(55,510)	(52,555)

Other income (expense):
Interest expense	(8)	26	(26)	(229)
Interest income	124	115	376	427
Foreign exchange gains (losses)	(104)	1,001	(113)	2,622
Other, net	(10)	38	(60)	(99)

Total other income, net	2	1,180	177	2,721

Loss before income taxes	(14,814)	(20,487)	(55,333)	(49,834)
Income tax benefit	(2,505)	(7,037)	(9,363)	(17,193)

Net loss	$(12,309)	$(13,450)	$(45,970)	$(32,641)

Loss per common share:
Basic	$(0.94)	$(1.03)	$(3.52)	$(2.51)

Diluted	$(0.94)	$(1.03)	$(3.52)	$(2.51)

Weighted average common shares outstanding:
Basic	13,053,438	13,004,574	13,044,875	12,996,958

Diluted	13,053,438	13,004,574	13,044,875	12,996,958

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	AS OF SEPTEMBER 30,
ASSETS	2016	2015
Current assets:
Cash and cash equivalents	$10,262	$22,314
Short-term investments	27,491	18,112
Trade accounts receivable, net of allowance of $2,449 and $2,516	15,392	12,693
Current portion of notes receivable	1,533	2,004
Income tax receivable	13,290	17,369
Inventories, net	104,540	124,800
Prepaid expenses and other current assets	1,826	1,295

Total current assets	174,334	198,587
Rental equipment, net	30,973	46,036
Property, plant and equipment, net	44,732	48,709
Deferred income tax assets, net	216	4,554
Non-current notes receivable, net of allowance of $500 and $0	1,817	1,516
Prepaid income taxes	2,620	4,095
Other assets	80	95

Total assets	$254,772	$303,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$2,120	$4,077
Accrued expenses and other current liabilities	7,849	9,679
Deferred revenue	174	165
Income tax payable	125	3

Total current liabilities	10,268	13,924

Deferred income tax liabilities	37	44

Total liabilities	10,305	13,968

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 13,328,066 and 13,147,916 shares issued and outstanding	133	131
Additional paid-in capital	77,967	74,160
Retained earnings	182,308	228,278
Accumulated other comprehensive loss	(15,941)	(12,945)

Total stockholders’ equity	244,467	289,624

Total liabilities and stockholders’ equity	$254,772	$303,592

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	YEAR ENDED SEPTEMBER 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(45,970)	$(32,641)
Adjustments to reconcile loss to net cash used in operating activities:
Deferred income tax expense (benefit)	4,209	(943)
Rental equipment depreciation	14,523	13,948
Property, plant and equipment depreciation	5,391	5,599
Impairment of rental assets	1,814	—
Goodwill impairment	—	1,843
Accretion of discounts on short-term investments	110	225
Stock-based compensation expense	5,220	4,539
Bad debt expense	763	2,147
Inventory obsolescence expense	10,590	3,887
Write-down of inventories	622	—
Gross profit from sale of used rental equipment	(404)	(3,208)
Loss on disposal of property, plant and equipment	8	26
Realized loss on short-term investments	5	7
Excess tax expense from stock-based compensation	(1,411)	(1,083)
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivable	(3,428)	7,088
Income tax receivable	4,078	(14,799)
Inventories	5,193	9,661
Costs and estimated earnings in excess of billings	—	—
Prepaid expenses and other current assets	(523)	997
Prepaid income taxes	1,475	1,753
Accounts payable trade	(1,942)	(834)
Accrued expenses and other	(2,149)	(6,004)
Deferred revenue	11	(3,567)
Income taxes payable	120	(10)

Net cash used in operating activities	(1,695)	(11,369)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,867)	(2,189)
Proceeds from the sale of property, plant and equipment	—	—
Investment in rental equipment	(502)	(3,973)
Proceeds from the sale of used rental equipment	1,584	4,278
Purchases of short-term investments	(25,791)	(6,306)
Proceeds from the sale of short-term investments	16,368	7,902

Net cash used in investing activities	(10,208)	(288)

Effect of exchange rate changes on cash	(149)	614

Decrease in cash and cash equivalents	(12,052)	(11,043)
Cash and cash equivalents, beginning of fiscal year	22,314	33,357

Cash and cash equivalents, end of fiscal year	$10,262	$22,314

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING LOSS

(in thousands)

(unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Seismic segment revenue:
Traditional exploration products	$2,587	$6,470	$13,298	$30,083
Wireless exploration products	5,220	1,274	18,400	25,070
Reservoir products	343	909	2,094	5,412

	8,150	8,653	33,792	60,565

Non-Seismic segment revenue:
Industrial product revenue	5,078	3,892	16,223	11,965
Imaging product revenue	2,943	3,318	11,485	11,793

	8,021	7,210	27,708	23,758

Corporate	143	145	560	544

Total revenue	$16,314	$16,008	$62,060	$84,867

	THREE MONTHS ENDED		YEAR ENDED
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Operating loss:
Seismic segment	$(13,458)	$(17,507)	$(47,690)	$(42,732)
Non-seismic segment	1,489	700	4,093	3,031
Corporate	(2,847)	(4,860)	(11,913)	(12,854)

Total operating loss	$(14,816)	$(21,667)	$(55,510)	$(52,555)